Exhibit (11)

Ropes & Gray

One International Place

Boston, Massachusetts 02110-2624

September 14, 2007

MassMutual Select Funds

1295 State Street

Springfield, Massachusetts 01111

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by MassMutual Select Funds (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by MassMutual Select Blue Chip Growth Fund, a series of the Trust (the “Acquiring Fund”), of all the assets of MassMutual Select Growth Equity Fund, another series of the Trust (the “Acquired Fund”), and the issuance of shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization, by and among the Trust, on behalf of the Acquiring Fund and on behalf of the Acquired Fund (“Agreement and Plan of Reorganization”), in substantially the form included as Exhibit 1 to the Prospectus/Information Statement that is part of the Registration Statement.

In connection with this opinion, we have examined:

1.	A copy of the Agreement and Declaration of Trust, dated May 28, 1993, as amended, certified by the Secretary of the Trust (the “Agreement and Declaration of Trust”).

2.	A copy of the Bylaws of the Trust, certified by the Secretary of the Trust.

3.	The form of the Agreement and Plan of Reorganization.

4.	A certificate of the Secretary of the Trust as to any other matters or actions of the Board of Trustees of the Trust.

5.	Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Fund.

We have reviewed a certificate dated September 11, 2007 of the Secretary of State of The Commonwealth of Massachusetts stating that the Trust has filed with the office of such Secretary the necessary certificates required to be filed under Chapter 182 of the Massachusetts General Laws, and paid the necessary fees due thereon and is duly authorized to exercise in Massachusetts all of the powers recited in the Agreement and Declaration of the Trust and to transact business in Massachusetts. We have assumed with your permission that a court would give effect to the choice of Massachusetts law in the Agreement and Declaration of Trust and that the internal affairs of the Trust generally would be governed by the laws of The Commonwealth of Massachusetts. We have also assumed that the Acquiring Fund has been duly established and is existing as a series of shares of beneficial interest of the Trust and that the number of authorized shares of such Fund is unlimited.

We have made such examination of Massachusetts law as we have deemed relevant for the purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Trust has been formed and is validly existing as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust” under the laws of The Commonwealth of Massachusetts.

2.	When the Shares are issued in accordance with the Agreement and Plan of Reorganization and sold on the terms described in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, writing, certificate, or undertaking made or issued by the Trustees or any officer of the Trust. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides for indemnification out of the property of a portfolio series for all loss and expense of any shareholder of the portfolio series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray

Cc:     Andrew Goldberg, Esq.